EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP SET TO CLOSE SALE OF BINION’S ON OR BEFORE MARCH 7TH

CHESTER, WV — March 3, 2008— MTR Gaming Group, Inc. (NasdaqGS:MNTG) today announced that it and TLC Casino Enterprises have agreed to close the sale of Binion’s Gambling Hall & Hotel on or before March 7, 2008.

The previously agreed upon price of $32 million in cash was subject to certain adjustments, and, due to current market conditions, both parties have agreed to a $3 million working capital adjustment, which will remain in Binion’s upon closing.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; Scioto Downs in Columbus, OH; and Binion’s Gambling Hall & Hotel in Las Vegas, NV (under contract for sale).  The Company also operates the Ramada Inn and Speedway Casino in North Las Vegas, Nevada pursuant to a short-term lease pending regulatory approval of the transfer of the gaming assets. The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and a 50% interest in the North Metro Harness Initiative, LLC, which is developing a harness racetrack and card room 30 miles north of downtown Minneapolis.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things the closing of the sale of Binion’s Gambling Hall & Hotel.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to the parties’ compliance with the terms of the definitive agreement, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.	Investor Relations Counsel:
www.mtrgaming.com	The Equity Group Inc.
Steven D. Overly, VP, Business and Legal Affairs	www.theequitygroup.com
(304) 387-8558	Melissa Dixon (212) 836-9613
SOverly@mtrgaming.com	MDixon@equityny.com
Linda Latman (212) 836-9609
LLatman@equityny.com

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